Exhibit 10.1

DATED 17 DECEMBER 2007

(1) NSB RETAIL SYSTEMS PLC

(2) EPICOR SOFTWARE CORPORATION

PROJECT NAOMI

IMPLEMENTATION AGREEMENT

THIS AGREEMENT is made on 17 December 2007

BETWEEN:

(1)	NSB RETAIL SYSTEMS PLC, incorporated in England and Wales with registered number 03015908 and whose registered office/principal place of business is at Parkfield Business Centre, Parkfield House Park Street, Stafford, Staffordshire, ST17 4AL, United Kingdom (“NSB”); and

(2)	EPICOR SOFTWARE CORPORATION, of 18299 Von Karman Avenue, Suite 1000, Irvine, CA 92612, United States (“Epicor”).

INTRODUCTION

(A)	Epicor intends to announce a firm intention to acquire NSB through its wholly owned subsidiary, Epicor Retail Solutions Inc. (“Epicor Sub”) on the terms and subject to the conditions set out in the Press Announcement (as defined below).

(B)	The parties have agreed to implement such acquisition by means of a scheme of arrangement under section 425 of the Act (as defined below).

(C)	The parties have agreed to take certain steps to effect completion of such acquisition and wish to enter into this Agreement to record their respective obligations relating to such matters.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:

Act	the Companies Act 1985 (as amended).

Agreed Scheme Timetable	the Scheme timetable in the agreed form set out in Schedule 2.

Business Day	any day other than a Saturday, Sunday or English bank or public holiday.

Capital Reduction	the proposed reduction of capital of NSB in connection with the Scheme.

City Code	the City Code on Takeovers and Mergers in force from time to time.

Clearances	all consents, clearances, permissions and waivers as may be necessary, and all filings and waiting periods as may be necessary, from or under the law, regulations or practices applied by any applicable regulatory authority in connection with the implementation of the Transaction.

Competing Offer	(a) an offer for or the proposed acquisition of 50% or more of the issued ordinary share capital of NSB;

(b) a scheme of arrangement between NSB and some or all of its members under section 425 of the Act, the effect of which is to vest control of NSB in a third party;

(c) any transaction whereby a third party seeks to acquire all or substantially all of the business or assets of the NSB Group;

(d) a combination of all or substantially (being 90% or more) all of the business of the NSB Group with any other person or business;

(e) a joint venture relating to substantially (being 90% or more) all of the business of the NSB Group; or

(f) any transaction or series of transactions equivalent or similar to the foregoing;

in each case involving a third party which is not acting in concert (as defined in the City Code) with Epicor.

Conditions	the conditions to the implementation of the Scheme and the Transaction in the form set out in the Press Announcement subject to any modifications that may be required (and permitted by the Panel) if Epicor decides to implement the Transaction by way of the Offer, and “Condition” means any one of such conditions.

Court	the High Court of Justice in England and Wales.

Court Hearing	means the hearing by the Court of the petition to sanction the Scheme.

Court Meeting	the meeting of NSB Shareholders to be convened by order of the Court pursuant to section 425 of the Act in connection with the Scheme and the Transaction, including any adjournment thereof.

Epicor Group	Epicor and its subsidiaries and subsidiary undertakings.

Effective Date	the date on which the Scheme becomes effective in accordance with its terms.

General Meeting	the general meeting of NSB Shareholders to be convened in connection with the Scheme and the Transaction, including any adjournment thereof.

holder	a registered holder.

Inducement Fee	as defined in clause 7.1.

London Stock Exchange	London Stock Exchange plc.

NSB Directors	the directors of NSB from time to time.

NSB Incentive Plans	the NSB Long Term Incentive Stock Option Plan for Former Employees of STS Systems, the NSB Long-Term Incentive Plan, the NSB 1998 Share Option Scheme, the NSB Savings-Related Share Option Scheme, the NSB US Sharesave Plan and the NSB Canadian Sharesave Plan.

NSB Group	NSB and its subsidiaries and subsidiary undertakings.

NSB Shareholders	holders of NSB Shares.

NSB Shares	the ordinary shares of 2p each in the capital of NSB from time to time in issue.

Offer	if pursuant to clause 9 Epicor decides to implement the Transaction by way of a takeover offer under the City Code, the offer to be made for or on behalf of Epicor for the entire issued and to be issued share capital of NSB and including, where the context so requires, any subsequent variation, revision, extension or renewal thereof.

Offer Document	the circular to be posted to NSB Shareholders (and, as required, others) in connection with the Transaction if the Transaction is effected by way of the Offer.

Panel	the Panel on Takeovers and Mergers.

Personnel	in relation to any person, its board of directors, members of their immediate families, related trusts and persons connected with them, as such expressions are construed in accordance with the City Code.

Press Announcement	the announcement in the agreed form to be issued by Epicor of a firm intention to implement the Transaction, the latest draft of which is attached as Schedule 1 to this Agreement.

Record Time	6.00 p.m. on the Business Day immediately preceding the date on which the Court hearing to confirm the Capital Reduction is held.

Related Persons	the professional advisers, agents, contractors, directors, officers or employees of any member of the Wider NSB Group.

Scheme	the proposed scheme of arrangement under section 425 of the Act between NSB and the holders of the NSB Shares by means of which the Transaction is to be effected, subject to such changes as may be approved or imposed by the Court and agreed between NSB and Epicor.

Scheme Document	the document to be posted to NSB Shareholders (and, as required, others) in connection with the Transaction, containing, inter alia, the Scheme, the notice of the Court Meeting and the notice of the General Meeting.

Transaction	the acquisition of the NSB Shares, pursuant to the Scheme.

Third Party	a person other than Epicor or an associate (as defined in the City Code) of Epicor.

Wider NSB Group	the NSB Group and its associated undertakings and any other body corporate, partnership, joint venture or persons in which the NSB Group and such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent.

1.2	Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the Act at the date of this Agreement shall have the same meaning in this Agreement.

1.3	Unless the context requires otherwise, references in this Agreement to:

1.3.1	any of the masculine, feminine and neuter genders shall include other genders;

1.3.2	the singular shall include the plural and vice versa;

1.3.3	a “person” shall include a reference to any natural person, body corporate, unincorporated association, partnership and trust;

1.3.4	“law” shall include statutes, statutory instruments, orders and regulations and directions made or issued under the same and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced; and

1.3.5	a document “in agreed form” shall mean a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each of Epicor and NSB.

1.4	The headings in this Agreement are for convenience only and shall not affect its meaning. References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of or a Schedule to this Agreement or to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5	References to any time or date shall be construed as a reference to the time and date prevailing in England.

2.	ANNOUNCEMENTS AND PUBLICATIONS

2.1	The parties shall procure the release of the Press Announcement by 7.00 a.m. on 17 December 2007, or such other time as may be agreed by the parties and the obligations of the parties under this Agreement, other than this clause 2.1, shall be conditional on such release.

2.2	The parties shall, subject to the requirements of law or any court order or the rules of any applicable regulatory body (including, without limitation, the Panel) or any stock exchange and to the extent reasonably practicable, consult with each other as to the terms of, the timing of and the manner of publication of, any other formal announcement, circular or publication which any party may make in connection with the Transaction, the Scheme, this Agreement or any matter referred to in the Press Announcement PROVIDED THAT nothing in this clause 2.2 shall require Epicor to consult with NSB in connection with any increased price for the Transaction.

3.	IMPLEMENTATION OF TRANSACTION

General

3.1	Each of NSB and Epicor, as appropriate, shall as promptly as reasonably practicable prepare (and in any event within the time period permitted by the Panel), and subject to the approval of the Panel and the Court, as appropriate, publish and circulate:

3.1.1	the Scheme Document or, following an Epicor election pursuant to clause 9, the Offer Document;

3.1.2	such other information, circulars, forms notices or announcements (as the case may be), as is or may be required by the City Code, the Panel, the Companies Act, the Listing Rules or any applicable laws or regulations;

3.1.3	such other information, circulars, forms, notices or announcements (as the case may be) as Epicor and NSB shall agree in writing.

3.2	Each of the parties undertakes to the other that subject to the Conditions it will as promptly as reasonably practicable, take or procure to be taken all such steps as are within its power and necessary to implement the Transaction in accordance with the Agreed Scheme Timetable.

Court Process

3.3	Without prejudice to clause 3.1, NSB shall as soon as reasonably practicable in accordance with the Agreed Scheme Timetable (or where relevant, by such other date as shall be agreed between the parties having regard to the availability of Court dates, acting reasonably):

3.3.1	following the completion of the Scheme Document (i) apply to the Court for leave to convene the Court Meeting; and (ii) file such documents and take such other steps as may be necessary in connection therewith;

3.3.2	subject to:

(a)	the Court making the order necessary for the purpose of convening the Court Meeting;

(b)	the necessary documents being settled with the Court and, where required, being approved by Epicor under clause 4 (such approval to be given at such times as will allow the parties to meet the Agreed Scheme Timetable and in any event to allow the Effective Date to be no later than midnight on 31 March 2007); and

(c)	Epicor complying with its obligations under clause 4.5,

post the requisite documents (including the Scheme Document and appropriate forms of proxy) to NSB Shareholders and thereafter in a timely manner, publish and/or post such other documents and information as the Court or any regulatory authority may approve or require from time to time in connection with the due implementation of the Transaction or the Scheme;

3.3.3	convene the General Meeting and any other meetings of NSB Shareholders as are necessary in connection with the Transaction and not extend the date for such meetings without Epicor’s consent;

3.3.4	following and subject to the resolutions to be proposed at each of the Court Meeting and the General Meeting having been passed by the requisite majorities, unless Epicor has given NSB notice that either (i) it is entitled to invoke one or more of the Conditions with the consent of the Panel (ii) or that it is in discussion with the Panel in connection with invoking one or more of the Conditions, NSB shall issue to the Court a claim form (together with all necessary supporting documents) seeking the Court’s sanction of the Scheme and take any other action within its power and reasonably necessary to make the Scheme effective;

3.3.5	following the Scheme and the Capital Reduction having been confirmed by the Court:

(a)	cause office copies of such Court order to be filed with the Registrar of Companies; and

(b)	shall use its reasonable endeavours (including obtaining appropriate directions from the Court as necessary) to ensure that registration of the Court order confirming the Scheme and the Capital Reduction takes place as soon as practicable after its delivery to the Registrar of Companies;

provided that NSB shall not proceed with registration of the Court order confirming the Capital Reduction unless the Court order sanctioning the Scheme has by such time been filed with the Registrar of Companies;

3.3.6	at the request of Epicor, take all necessary actions to adjourn the Court Meeting, the General Meeting and any other meeting of NSB Shareholders called in connection with the Transaction to such time and date as Epicor may require provided that the directors of NSB, acting in good faith and having taken legal advice reasonably consider such adjournment is necessary to implement the Transaction and does not impose an additional material obligation on NSB or the NSB Group;

3.3.7	if the Court so requires, reconvene the Court Meeting and any other necessary meeting of NSB Shareholders; and

3.3.8	not allot or issue any NSB Shares between the Record Time and the time at which the Scheme becomes effective save as may be required to satisfy share awards and/or the exercise of options granted under the NSB Incentive Plans.

Amendments to Scheme and notice(s)

3.4	Save to the extent that the NSB Directors, having taken appropriate legal advice in relation to their fiduciary duties and acting reasonably, determine in good faith following the announcement of a Competing Proposal that where to give such recommendation or not to withdraw or modify such recommendation would be in breach of their fiduciary duties, NSB undertakes to Epicor that it shall not after the posting of the Scheme Document, save as required by law, any Court order or any regulatory authority, seek to amend the notice of Court Meeting, the Scheme or the resolution(s) set out in the notice of General Meeting in each case from the form set out in the Scheme Document without the prior written consent of Epicor.

Recommendation

3.5	NSB agrees that the Scheme Document shall, when issued, incorporate a unanimous and unqualified recommendation of the NSB Directors to NSB Shareholders to vote in favour of the Scheme and the resolution(s) to be proposed at the General Meeting, such recommendation to be in the form set out in the Press Announcement save to the extent that the NSB Directors, having taken appropriate legal advice in relation to their fiduciary duties and acting reasonably, determine in good faith following the announcement of a Competing Proposal that to give such recommendation or not to withdraw or modify such recommendation would be in breach of their fiduciary duties.

Conditions

3.6	Subject to the rulings of the Panel, the obligations of the parties to implement the Transaction are subject to the satisfaction (or waiver) of the Conditions.

4.	PREPARATION OF DOCUMENTS

Contents and information

4.1	Subject to clause 9, NSB agrees to consult with Epicor as to the form and content of the Scheme Document and NSB shall seek the approval of Epicor (not to be unreasonably withheld or delayed) to the content of the Scheme Document and afford Epicor reasonable time to consider such document in order to give its approval. NSB shall not despatch the Scheme Document until it has been approved by Epicor in writing.

4.2	NSB agrees to provide Epicor with drafts of the documents as are referred to in clause 3.3.2, and afford Epicor reasonable time to provide its comments and to take accounts of its reasonable comments.

4.3	Epicor undertakes to provide NSB as soon as reasonably practicable with all such information about itself, the Epicor group and its Associates as may reasonably be required (having regard to the City Code and applicable regulations) for inclusion in the Scheme Document and such other documents as are referred to in clause 3.3.2 and to provide all such other assistance as may reasonably be required in connection with the preparation of the Scheme Document or for due implementation of the Transaction or the Scheme, including access to, and ensuring the provision of reasonable assistance by, relevant professional advisers.

Responsibility

4.4	Subject in each case to the requirements of the Panel:

4.4.1	NSB shall procure that its directors accept responsibility for all information in the Scheme Document relating to NSB, the NSB Group and their Personnel; and

4.4.2	Epicor shall procure that Epicor directors accept responsibility for all information in the Scheme Document (other than information referred to in clause 4.4.1).

5.	CONDUCT OF BUSINESS

5.1	NSB undertakes that save as otherwise contemplated in this Agreement, the Scheme Document and any other document or action contemplated to be entered into or taken hereunder, prior to the Effective Date, NSB shall not, and it shall procure that no other member of the NSB Group shall (except with the express prior written consent of Epicor):

5.1.1	carry on business other than in the ordinary course and in all material respects consistently with past practice without the prior approval of Epicor and in particular shall not undertake any material commitment or enter into any material contract or acquire or dispose of any material assets, liabilities or businesses. For the purposes of this clause 5.1.1, a matter shall be “material” if it amounts to or exceeds 2% of aggregate Scheme price in aggregate;

5.1.2	recommend, declare, pay or make or propose to recommend, declare, pay or make, any bonus issue, dividend or other distribution, whether payable in cash or otherwise;

5.1.3	take any step in relation to its business which is calculated to have the effect of preventing or delaying satisfaction of any Condition in accordance with its terms, or actively determine to omit to take any step it would otherwise take in the ordinary course of business which the NSB Directors calculate at the time of omitting to take such step, if taken, would be reasonably likely to have the effect of satisfying any Condition in accordance with its terms;

5.1.4	take any action which would amount to an action requiring the approval of NSB Shareholders in general meeting or requiring the consent of the Panel under Rule 21.1 of the City Code;

5.1.5	incur any indebtedness for borrowed money which is material in the context of the Transaction except as permitted by the terms at the date of this Agreement of its existing facility agreements and shall not make any early repayments of existing debt which is material in the context of the Transaction. For the purposes of this clause 5.1.5, indebtedness shall be “material” if it amounts to or exceeds 2% of aggregate Scheme price in aggregate;

5.1.6	grant any encumbrance over any material assets of the business except in the ordinary course of trading;

5.1.7	enter into any guarantee of the obligations of any person (other than a member of the NSB Group) except in the ordinary course of trading;

5.1.8

 amend the existing employment, remuneration or consultancy terms or arrangements between NSB or any subsidiary and any director or managerial employee thereof or make any bonus or other special payment to any such director or any other employee of NSB or any subsidiary that is not provided for in their existing contractual arrangements or make any payment to or grant options to any such director or employee of NSB or any subsidiary in respect of any deferred bonus payable on or in respect of a change of control of NSB but excluding all matters relating to the implementation of those remuneration and bonus matters set out in the note attached to an email from Andrew Cossar of CMS Cameron McKenna LLP to Nick Burgess of Travers Smith on 16 December 2007 at 14.57, together with such variations or ancillary matters as the remuneration committee of Naomi may (acting reasonably) deem non-material in connection with those remuneration and bonus matters;

5.1.9	amend its articles of association or memorandum of association except to the extent required in order to implement the Scheme;

5.1.10	enter into any hedging transactions except in the ordinary course of trading;

5.1.11	save with the express prior written agreement of Epicor, enter into any binding arrangement with the trustees of any pension scheme, in which NSB or any member of the Wider NSB Group participates, in relation to funding levels of such pension scheme, save as required by law or regulation or the rules of any such pension scheme; or

5.1.12	enter into any agreement or assume any obligation to do any of the foregoing.

5.2	Save as otherwise contemplated in this agreement, the Scheme Document and any other document or action contemplated to be entered into or taken hereunder, NSB undertakes to Epicor to consult with Epicor prior to:

5.2.1	undertaking any material commitment, entering into, terminating or amending any material contract or acquiring or disposing of any material asset, liability or business, in each case to the extent not referred to in clause 5.1; or

5.2.2	agreeing to do any of the things set out in clause 5.2.1;

5.2.3	NSB undertakes to keep Epicor reasonably informed of the progress of, and of any material developments relating to, the business and financial affairs of NSB Group and, without limitation to the foregoing, to procure that representatives of Epicor shall have the opportunity to discuss these matters with the chief executive officer or the chief financial officer of NSB not less than once every two weeks.

5.3	NSB shall use its reasonable endeavours to cause 3068358 N.B. Inc. and 513165 N.B. Inc. to do all such things, deliver all such notices and execute and deliver all such instruments or documents as may be necessary to cause all the exchangeable shares that 3068358 N.B. Inc. holds in 513165 N.B. Inc. to be redeemed or exchanged for NSB Shares with effect immediately following the time of the Court Approval.

6.	MUTUAL ASSISTANCE

Information and assistance

6.1	Without prejudice to clause 4:

6.1.1	each party shall provide promptly such assistance and information as is reasonably required by the other party for the purposes of, or in connection with, the preparation of all documentation necessary or desirable in connection with the Transaction; and

6.1.2	each party shall procure (so far as it is reasonably able to do so) the provision of assistance by its professional advisers.

Clearances

6.2	The parties shall co-operate in relation to the obtaining of any necessary or ( if agreed to be such by both parties) expedient Clearances and, without prejudice to the generality of the foregoing, shall:

6.2.1	make as promptly as reasonably practicable such filings with any relevant authority, jointly or separately, as are necessary or (if agreed to be such by both parties) expedient for the implementation of the Transaction;

6.2.2	co-operate in any dealings with any relevant authority (including without prejudice to the generality of the foregoing where reasonably required, jointly attending meetings and conference calls) and deal with all requests and enquiries from any such relevant authority in consultation with the other party;

6.2.3	inform the other party (and the other party’s legal advisers) as promptly as reasonably practicable of all communications and dealings with any relevant authority and consult with the other party (and the other party’s legal advisers) on all matters pertinent to enabling the relevant Condition to be satisfied,;

6.2.4	provide as promptly as reasonably practicable to any relevant authority such information as may be reasonably required by such authority in connection with any authorisations, clearances or consents required or expedient in the context of the Transaction; and

6.2.5	if necessary, negotiate with any relevant authority in relation to any undertakings, orders or agreements which such relevant authority requires to facilitate the Transaction (whether or not the consent of that authority is required to satisfy any Condition) provided that this provision shall not require any party to agree to any such undertakings, orders or agreements that would impose an additional material obligation on NSB or the NSB Group,

PROVIDED THAT nothing in this clause 6.2 shall require any party to disclose any information disclosed to it in confidence or the disclosure of which would otherwise result in a breach of any law, regulation, provision of the City Code, court order or confidentiality obligation.

Proxies

6.3	Prior to each of the Court Meeting and the General Meeting, NSB shall provide to Epicor as soon as reasonably practicable a summary of proxies received in respect of such meeting.

7.	NON-SOLICIT AND INDUCEMENT FEE

7.1	As an inducement and pre-condition to Epicor agreeing to issue the Press Announcement, NSB undertakes to pay Epicor the sum of £1,600,000 (inclusive of value added tax, if any, except to the extent any such value added tax is recoverable by NSB) (the “Inducement Fee”) if: after Epicor has issued the Press Announcement:

7.1.1	a Competing Offer (in accordance with Rule 2.5 of the City Code) is announced before the Scheme lapses or is withdrawn (or within 3 months after such date) which becomes unconditional in all respects or otherwise completes; or

7.1.2	the board of directors of NSB does not recommend the Transaction or the recommendation of the Board is withdrawn or modified in a manner which is adverse to the likelihood of the Transaction becoming or being declared unconditional in all respects and as a result the Scheme (and any Revised Scheme and any Offer made in substitution for the Scheme) lapses.

7.2	NSB agrees that, after Epicor issues the Press Announcement and subject to the Scheme not having lapsed or having been withdrawn, NSB shall promptly, and in any event, provide notice of a Competing Offer (a “Superior Competing Offer Notice”) within one day if the board of directors of NSB acting in good faith determines that any bona fide approach relating to a Competing Offer constitutes a superior Competing Offer in which case it shall provide Epicor with notice of such approach (but not be obliged to provide any detail in respect of the identity of the party making such approach) and the terms proposed (including, without limitation, as to price, timetable and conditionality) and shall not withhold, withdraw, change or adversely modify its recommendation in respect of the Scheme or Offer or recommend the superior Competing Offer unless:

7.2.1	Epicor informs NSB that it is not willing to revise the Scheme such that the Scheme (as revised) is no less in value than such Competing Offer;

7.2.2

 Epicor fails, within 48 hours following receipt of the Superior Competing Offer Notice, to confirm to NSB that it is willing to revise the Scheme (“Revised Scheme”) such that the Revised Scheme is no less in value than such Competing Offer. For the purposes of this clause 7.2.2, where the Competing

Offer and/or the Revised Scheme is partly or wholly in securities, in determining whether the Revised Scheme is no less in value that the Competing Offer, the securities included in such offer(s) shall be valued at the average mid-market closing price for such securities for the 5 dealing days prior to the date of such Competing Offer; or

7.2.3	Epicor, having confirmed to NSB, within 48 hours following receipt of the Superior Competing Offer Notice, that it is willing to so revise the Scheme Epicor then fails within 96 hours following receipt of the Superior Competing Offer Notice to announce such Revised Scheme (including the price thereof) publicly.

7.3	In relation to clause 7.2, the board of directors of NSB agree that it shall not withhold, withdraw, change or adversely modify its recommendation in respect of the Scheme or recommend the Competing Offer unless it determines, in good faith having taken advice from outside counsel, that its fiduciary duties, or other duties to NSB Shareholders so require. Before concluding that the fiduciary duties require it to recommend the superior Competing Offer the board of directors of NSB shall take into account the following matters:

7.3.1	the terms and conditions of the Competing Offer;

7.3.2	the availability of financing for the Competing Offer and the terms and conditions thereof;

7.3.3	third party consents which are necessary or desirable for the implementation of the Competing Offer;

7.3.4	regulatory and anti-trust aspects of the Competing Offer; and

7.3.5	the likelihood of the Competing Offer completing without undue delay.

7.4	In the event that this Agreement terminates in accordance with clause 10, Epicor agrees that nothing shall prevent or restrict NSB from implementing the Scheme in order to effect a Competing Offer in accordance with the Scheme Document with such amendments, modifications, additions or variations as NSB should think fit and to adjourn, extend or hold any Court Hearing or Court Meeting or General Meeting in each case in connection with any such Competing Proposal and Epicor will not and will procure that its Associates will not petition the Court to prevent the use of the Scheme for such purpose.

7.5

Notwithstanding any other provision of this Agreement, NSB shall be entitled to provide information to, accommodate, assist and negotiate with the third party offeror or potential third party offeror with regard to a Competing Offer in order to comply with its obligations under Rule 20.2 of the City Code and any such action shall not constitute a breach of any provision of this Agreement provided that NSB does not breach any of the specific obligations owed to under the non-solicitation agreement dated 13 November between the parties.

7.6	Any amount payable pursuant to clause 7.1 shall be paid by telegraphic transfer to a bank account nominated by Epicor no later than two Business Days after any of the circumstances or actions triggering payment set out in clause 7.1 shall occur.

7.7	NSB and Close Brothers have confirmed to the Panel that the Inducement Fee is in the best interest of the shareholders of NSB, and the Panel has given its clearance in accordance with Rule 21.2 of the City Code. Nothing in this agreement shall oblige NSB to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the City Code.

7.8	Notwithstanding the terms of this agreement, the non-solicitation agreement dated 13 November between the parties shall continue in force in accordance with its terms save that the first part of clause 1.1.1 shall be varied to read “not, and will procure that neither you nor your subsidiary undertakings (together the “NSB Group”) nor the professional advisers, agents, contractors, directors, officers or employees of any member of the NSB Group (the “Related Persons”) will, from the date of this Agreement until the earlier of the Offer lapsing or being withdrawn or, the date on which we shall notify you in writing that we no longer wish to proceed with the Offer (the “Long Stop Date”) or the implementation agreement proposed to be entered into between the parties, being terminated:.”

8.	EPICOR TO BE BOUND BY SCHEME

Subject to the satisfaction or waiver of the Conditions, Epicor hereby agrees to procure that Epicor Sub (i) agrees to be bound by the Scheme and (ii) instructs counsel to agree on its behalf at the Court hearing of the claim form to sanction the Scheme to undertake to be bound thereby and to execute and do, and procure the execution and doing of all such documents, acts and other things, as may be reasonably necessary or desirable to be executed and done for the purposes of giving effect to the Scheme.

9.	CHANGE TO AN OFFER

Epicor may elect to change from a Scheme to an Offer if it determines that it is impractical to proceed with the Scheme or is otherwise in its interests to do so provided that the relevant Offer is made substantially in accordance with the relevant terms and conditions set out in the press Announcement or upon such other terms as in the reasonable opinion of the NSB Directors are no less advantageous to the shareholders of the Company and upon the relevant Conditions subject to the appropriate amendments including (without limitation) an acceptance condition set out at 90% of the shares to which the Offer relates (or such lower amount as Epicor may decide subject to the City Code). If Epicor so elects in accordance with this Agreement, the terms of this Agreement shall apply to such Offer, unless inapplicable, mutatis mutandis.

10.	TERMINATION

10.1	Without prejudice to the parties’ obligations under the City Code, and in particular, Epicor’s obligation to proceed with the Transaction in accordance with Rule 2.7 of the City Code, or pursuant to a court order, this Agreement, other than clause 1, clause 7.1 and 7.4 to 7.8, this clause 10 and clauses 11 to 15 (inclusive) which shall survive such termination, may be terminated
on	the earliest to occur of the following:

10.1.1	by the express written consent of the parties at any time prior to the Effective Date;

10.1.2	if the Effective Date has not occurred by 31 March 2007;

10.1.3	by written notice from one party to the other following a material breach by such other party of any of the provisions of this Agreement which, if capable of remedy, has not been remedied within 10 days of a notice from the non defaulting party requesting the same;

10.1.4	if the NSB Shareholders fail to pass by the required majority the resolutions to be proposed at the Court Meeting in connection with the Scheme and/or fail to pass by the required majority the resolutions to be proposed at the General Meeting in connection with the Scheme;

10.1.5	if the NSB Directors fail to recommend or withdraw or adversely modify the recommendation to NSB Shareholders to vote in favour of the Transaction;

10.1.6	if the Court refuses to sanction the Scheme or the Capital Reduction;

10.1.7	by written notice from Epicor to NSB if:

(a)	any of the Conditions which is capable of waiver and which has not been waived is (or becomes) incapable of satisfaction and Epicor notifies NSB in writing that, notwithstanding that it has the right to waive any such Condition, it shall not do so; or

(b)	if any of the Conditions which is incapable of waiver is not satisfied or becomes incapable of satisfaction,

and in either case the Panel permits the invocation of such Condition and PROVIDED THAT if Epicor elects to implement the Transaction by way of the Offer, then, for the purposes of this clause 10.1. Conditions 1(a) to 1(c) and 2 shall be ignored and be replaced by a condition relating to receipt of 90% acceptances;

10.1.8	if Epicor determines to implement the Transaction by way of the Offer, if the Offer lapses or is withdrawn;

10.1.9	if on or before the tenth day after the Scheme is withdrawn or lapses, Epicor has not publicly announced an Offer;

10.1.10	if, after the lapse or withdrawal of the Scheme, Epicor publicly announces that it shall not make an Offer;

10.1.11	if any Offer that Epicor publicly announces lapses or is withdrawn;

10.1.12	if the Inducement Fee is paid or becomes unconditionally owing pursuant to clause 7; or

10.1.13	if NSB serves a Superior Competing Offer Notice in accordance with clause 7.2 and Epicor does not confirm to NSB that it is willing to revise the Scheme in accordance with clause 7.2.2 and publicly announce such Revised Scheme in accordance with clause 7.2.3.

10.2	In the event of termination under clause 10.1 above, the parties agree that this Agreement shall terminate without prejudice to any rights or liabilities that have accrued prior to such termination.

11.	FEES AND EXPENSES

Each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement. The Inducement Fee is payable by NSB to Epicor on the terms and in the circumstances set out in clause 7.

12.	CAPACITY

Each party warrants and represents to the other that it has full power and authority to perform the obligations expressed to be assumed by it under this Agreement and that the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms.

13.	NOTICES

Form of Notice

13.1	Any notice, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the party giving it.

Method of service

13.2	Service of a Notice must be effected by one of the following methods:

13.2.1	by hand to the relevant address set out in clause 13.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

13.2.2	by prepaid first-class post to the relevant address set out in clause 13.4 and shall be deemed served at the start of the fourth Business Day after the date of posting; or

13.2.3	by facsimile transmission to the relevant facsimile number set out in clause 13.4 and shall be deemed served on despatch if despatched during a Business Day, or at the start of the next Business Day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using a method described in clauses 13.2.1 to 13.2.2 (inclusive) no later than the end of the next Business Day.

13.3	In clause 13.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

Address for service

13.4	Notices shall be marked as follows:

13.4.1	Notices for NSB shall be marked for the attention of:

Name:	Stuart Mitchell

Address:	Parkfield Business Centre, Parkfield House, Park Street,
Stafford, Staffordshire, ST17 4AL

Fax number:	+44 (0) 1785 252 378
With a copy to:
Name:	Louise Wallace/Andrew Cossar c/o CMS Cameron McKenna LLP

Address:	Mitre House, 160 Aldersgate Street, London, EC1A 4DD

Fax:	+44 (0) 20 7367 2000

13.4.2	Notices for Epicor shall be marked for the attention of:

Name:	John Ireland

Address:	18200 Von Karman Avenue,
Suite 1000,
Irvine, CA 92612

Fax number:	+1 949 433 5853

Copies of Notices

13.5	Copies of all Notices sent to NSB shall also be sent or given to Simon Willis of Close Brothers of 10 Crown Place London EC2A 4FT, fax number: +44 (0) 870 889 5802 and Louise Wallace of CMS Cameron McKenna LLP, Mitre House, 160 Aldersgate Street, London EC1A 4 DD, fax number: +44 207 367 3000. Copies of all notices sent to Epicor shall also be sent or given to Craig Calvert of UBS of 2 Finsbury Avenue, London EC2M 2PP, fax number: +44 20 7568 4353 and shall be sent or given in accordance with one of the methods described in clause 13.2. Failure to communicate such copies shall not invalidate such Notice.

Change of details

13.6	A party may change its address for service provided that the new address is within the same country and that it gives the other parties not less than five Business Days’ prior notice in accordance with this clause 13. Until the end of such notice period, service on either address shall remain effective.

14.	GENERAL

Entire agreement

14.1	This Agreement (together with any documents referred to herein or required to be entered into pursuant to this Agreement) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

Variations

14.2	No variation of this Agreement shall be effective unless made in writing signed by or on behalf of both parties and expressed to be such a variation.

Remedies and waivers

14.3	Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that any breach by any party of this Agreement could cause Epicor injury for which damages may not be an adequate remedy. In the event of a breach or threatened breach by NSB of any of the provisions of this Agreement, any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief in any court of competent jurisdiction.

14.4	No failure or delay by either party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

14.5	No waiver by either party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

Assignment

14.6	No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement without the prior written consent of the other party.

Counterparts

14.7	This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts shall constitute due execution of this Agreement.

Further assurance

14.8	Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Third party rights

14.9	The undertakings and commitments given by NSB are given to Epicor acting for itself and as agent for Epicor Sub and Epicor Sub shall be entitled to enforce the provisions of this agreement as if it were a party hereto.

14.10	Save as expressly provided in this Agreement, no provisions of this Agreement shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any third party.

14.11	The terms of this Agreement may be rescinded or varied at any time by the parties in accordance with clause 14.2 without the consent of any third parties.

15.	APPLICABLE LAW AND JURISDICTION

15.1	This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England and Wales.

15.2	The parties irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement, provided that nothing contained in this clause shall be taken to have limited the right of Epicor to proceed in the courts of any other competent jurisdiction.

THIS AGREEMENT has been duly executed on the date first stated above.

SIGNED by	)	/s/ John D. Ireland
	)	Senior Vice President, General Counsel & Secretary
for and on behalf of	)
EPICOR SOFTWARE	)
CORPORATION	)

SIGNED by	)	/s/ Angus Monro
	)	Non-Executive Chairman
for and on behalf of	)
NSB RETAIL	)
SYSTEMS PLC	)